EXHIBIT 99.1

LHC Group Announces Home Health Joint Venture With Rockcastle Regional Hospital in Mount Vernon, Kentucky

Company Also Acquires Home Health Locations in Salem, Kentucky, and Coeur D'Alene, Idaho

LAFAYETTE, La., Nov. 1, 2010 (GLOBE NEWSWIRE) -- LHC Group, Inc. (Nasdaq:LHCG), a national provider of home health and hospice, announced today that it has entered into a home health joint venture with Rockcastle Regional Hospital and Respiratory Care Center, located in Mount Vernon, Kentucky to provide home health services in Rockcastle County in the Certificate of Need (CON) state of Kentucky.

In commenting on the joint venture, Stephen A. Estes, president and chief executive officer of Rockcastle Regional Hospital and Respiratory Care Center, said, "This is a great opportunity for Rockcastle Regional to partner with LHC Group in providing quality home health services to patients in Rockcastle County. Rockcastle Regional remains committed to providing high quality healthcare services to the community.  LHC Group has significant experience in providing home health services, and we are confident that the combination will help to enhance the availability of home health services.  There will be no interruption in service to patients served by our agency.  This will be a seamless transition for our patients, but one that results in improved focus and expertise for our home care services."

LHC Group also announced today that it has acquired 100% of the assets of Livingston Hospital and Healthcare Services Home Health located in Salem, Kentucky, and serving Crittenden and Livingston counties.  This agency will operate under the name of Lifeline HomeCare of Salem.

In addition, LHC Group acquired 100% of the assets of North Idaho Home Health located in Coeur D'Alene, Idaho. The acquired agency's primary service area includes three counties in Idaho.  This agency will continue to operate under the name of North Idaho Home Health.

The primary service area of these acquisitions covers six counties in Kentucky and Idaho, with an estimated population of approximately 253,000 and almost 15% over the age of 65.  Combined annual net revenues for the agencies in 2009 were approximately $2.6 million. These acquisitions are not expected to add materially to LHC Group's earnings per share in 2010.

Keith G. Myers, chief executive officer of LHC Group, said, "It is with great pleasure that I welcome the employees from Rockcastle Regional Home Health, Livingston Hospital and Healthcare Services Home Health and North Idaho Home Health into our growing LHC Group family. We look forward to working with the professionals at these excellent healthcare facilities, and we are proud to be part of Mount Vernon and Salem, Kentucky, as well as Coeur D'Alene, Idaho, and the surrounding communities. As always, our commitment is to help people in these communities by providing the highest quality home health services available to the patients and families in these areas."

About LHC Group, Inc.

LHC Group, Inc. (www.LHCGroup.com) is a national provider of home health and hospice services, providing quality, cost-effective healthcare to patients within the comfort and privacy of their home or place of residence.  LHC Group provides a comprehensive array of post-acute healthcare services through home health and hospice locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: LHC Group, Inc.
         Eric Elliott, Vice President of Investor Relations
         (337) 233-1307
         eric.elliott@lhcgroup.com